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                                                                     EXHIBIT 5.1

 [Letterhead of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional
                                  Corporation]


                                                                     May 1, 2000



The Charles Schwab Corporation
120 Kearny Street
San Francisco, CA  94108

Dear Ladies and Gentlemen:

               You have requested our opinion as counsel for The Charles Schwab Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder of 76,057,957 shares of the Company's common stock, $0.01 par value per share (the "Shares"), which may be issued pursuant to that certain Agreement and Plan of Merger by and among the Company, Patriot Merger Corporation and U.S. Trust Corporation, dated as of January 12, 2000.

               We have examined the Company's Registration Statement on Form S-4 (Registration No. 333-30886) in the form to be filed with the Securities and Exchange Commission on the date of this opinion (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware and the Bylaws of the Company. In addition, we have examined such corporate records, certificates and other documents (of which we are aware) and such questions of law as we have considered necessary for the purposes of this opinion.

               Based on the foregoing, we are of the opinion that the issuance of the Shares have been duly authorized by appropriate corporate action of the Company, and when the Shares have been duly issued and/or sold as described in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto, the Shares will be validly issued, fully paid and non-assessable.

               In connection with this opinion, we have assumed the following:
(a) the issuance and delivery of all of the Shares at the time of the consummation of the merger; (b) the authenticity of the original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, representations and warranties


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contained in the instruments, documents, records and certificates we have reviewed; (e) the due authorization, execution and delivery on behalf of the respective parties thereto of the documents referred to herein and the legal, valid and binding nature thereof with respect to such parties; and (f) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. We have not independently verified such assumptions.

               We express no opinion as to laws other than the substantive laws of the State of California (without regard to conflicts-of-laws or choice-of-law principles), the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case to the extent applicable and not excepted from the scope of the opinions expressed above.

               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto.

                                       Very truly yours,

                                       Howard, Rice, Nemerovski, Canady,
                                          Falk & Rabkin
                                       A Professional Corporation


                                               /s/ LAWRENCE B. RABKIN
                                       -----------------------------------------
                                                  Lawrence B. Rabkin


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